PUTNAM FUNDS
SUBADVISORY Agreement

This Subadvisory Agreement is dated as of July 26, 2017 between PUTNAM INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”) and PANAGORA ASSET MANAGEMENT, INC., a Delaware corporation (the “Subadviser”).

WHEREAS, the Adviser is the investment adviser of each of the investment companies registered under the United States Investment Company Act of 1940, as amended (the “1940 Act”), that are identified on Schedule A hereto, as it may from time to time be amended by written agreement of the Adviser and the Subadviser (the “Funds”), and a registered investment adviser under the United States Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Subadviser is a registered investment adviser under the Advisers Act; and

WHEREAS, the Adviser desires to engage the Subadviser to act as investment subadviser to the Funds:

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUBADVISER.

(a)               The Subadviser, at its expense, will furnish continuously an investment program for that portion of each Fund (a “Portfolio”), subject to the supervision of the Adviser and the Board of Trustees of the Funds (the “Board of Trustees”) and the terms of this Agreement. The Adviser shall, in its sole discretion, determine the amount of Fund assets allocated from time to time to each such Portfolio and the Subadviser acknowledges that there is no guarantee that any Portfolio will be of any particular size and that a Portfolio may be sized at zero in the Adviser’s sole discretion; provided that, with respect to each Fund, the Board of Trustees must have approved the use of the Subadviser prior to the creation of a Portfolio for such Fund. The Subadviser will determine what investments shall be purchased, held, sold or exchanged by any Portfolio and what portion, if any, of the assets of the Portfolio shall be held uninvested and shall, on behalf of the Fund, make changes in the Fund’s investments held in such Portfolio.

(b)               The Subadviser, at its expense, will furnish all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully.

(c)               The Subadviser will make its officers and employees available to the Adviser and the Board of Trustees from time to time at reasonable times to review and consult with the Adviser and the Board of Trustees regarding the investment program of each Portfolio. The Subadviser will furnish to the Board of Trustees and the Adviser such reports and records regarding the Portfolio and the Subadviser as the Adviser or the Board of Trustees may reasonably request from time to time. The Subadviser (i) will make recommendations when reasonably requested, in accordance with procedures established by the Adviser and the Board of Trustees, for the fair value of securities held by the Portfolio for which market quotations are not readily available for purposes of enabling the Fund’s custodian to calculate the Fund’s net asset value; (ii) will provide such information regarding the Subadviser’s evaluation of the liquidity of portfolio securities in the Portfolio as the

Adviser and the Board of Trustees may reasonably request to address the requirements of the Fund’s liquidity risk management program; and (iii) will, upon reasonable notice, review written references to the Subadviser, its investment program for the Portfolios, and the Portfolios, whether in a prospectus, statement of additional information, shareholder report, sales material or otherwise.

(d)               The Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. The Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies related to the services provided by the Subadviser to the Portfolios, (ii) notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of a formal review of the Subadviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Portfolios including, but not limited to, any material violation of the Compliance Policies relating to the services provided by the Subadviser to the Portfolios or of the Subadviser’s Code of Ethics, and (v) any breach of fiduciary duty or violation of the federal securities laws relating to the services provided by the Subadviser to the Portfolios. The Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Portfolios to comply with Rule 38a-1 under the 1940 Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Portfolios, the Funds’ Chief Compliance Officer, or his or her authorized representative.

(e)               The Subadviser shall place all orders for the purchase and sale of portfolio investments for any Portfolio with brokers or dealers selected by the Subadviser. In the selection of such brokers or dealers and the placing of such orders, the Subadviser shall use its best efforts to obtain for the related Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Funds may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Adviser or the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund and to other clients of the Subadviser as to which the Subadviser exercises investment discretion. The Subadviser agrees that in connection with purchases or sales of portfolio investments for any Fund, neither the

Subadviser nor any officer, director, employee or agent of the Subadviser shall act as a principal or receive any commission other than as provided in Section 3.

(f)                In the performance of its duties, the Subadviser will comply with the provisions of the Agreement and Declaration of Trust and By-Laws of each applicable Fund, the Fund’s stated investment objectives, policies and restrictions, any additional operating policies or procedures that the Adviser communicates to the Subadvisor in writing, and applicable law, and will use its best efforts to safeguard and promote the welfare of the Fund and to comply with other policies which the Adviser or the Trustees may from time to time determine and communicate to the Subadviser, and shall exercise the same care and diligence expected of the Adviser.

(g)               The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required: (i) by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act; and (ii) of an investment adviser of a registered investment company pursuant to the Advisers Act and the rules thereunder. The Subadviser will keep the books and records relating to the Portfolios required to be maintained by the Subadviser under this Agreement and shall timely furnish to the Adviser all information related to the Subadviser’s services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records it maintains on behalf of a Fund are property of the Fund and the Subadviser will surrender promptly to a fund any such records upon the Fund’s request.

(h)               The Subadviser shall not be obligated to pay any expenses of or for the Adviser or any Fund not expressly assumed by the Subadviser pursuant to this Section 1.

(i)                 The Subadviser acknowledges that the Board of Trustees will vote the shares of all securities that are held in a Portfolio

(j)                 The Subadviser shall not be responsible for the preparation or filing of any other reports required of a Portfolio or a Fund by any governmental or regulatory agency, except as expressly agreed to in writing.

(k)               The Adviser will be primarily responsible for taking action on behalf of the Trust in any contemplated or actual legal proceedings, including, but not limited to, bankruptcies, tax reclaims or class actions, involving the issuers of securities held or formerly held as part or all of the Portfolios. The Subadviser agrees to provide reasonable assistance when requested by the Trust or the Adviser with respect to any such contemplated or actual legal proceedings, including, but not limited to, bankruptcies, tax reclaims or class actions, involving the issuers of securities held or formerly held as part or all of the Portfolio.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of a Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadviser, and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an interest in such Fund. It is also understood that the Subadviser and any person controlled by or under common control with the Subadviser have and may have advisory, management, service or other contracts with other organizations and persons, and may have other interests and business, including proprietary interests in managed accounts and/or in Portfolio investments. It is further understood that the Subadviser shall have no obligation to acquire for a Portfolio a position in any investment which a proprietary or affiliated account may acquire if, due to the timing of cash flows or other externalities, or in the reasonable determination of the Subadviser and consistent with its internal policies, such investment is not advisable for the Portfolio.

3.	COMPENSATION.

The Adviser will pay to the Subadviser, as compensation for the Subadviser’s services rendered, a fee, at the annual rate set forth in Schedule B of average aggregate net asset value of the assets in a Portfolio.

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during a quarter at the close of business on each business day of a Fund during such quarter while this Agreement is in effect. Such fee shall be payable for each quarter within 30 days after the close of such quarter. The Subadviser shall look only to the Adviser for payment of its fees. No Fund shall have any responsibility for paying any fees due the Subadviser.

If the Subadviser shall serve for less than the whole of a quarter, the foregoing compensation shall be prorated.

4.	ASSIGNMENT TERMINATES THIS agreement; AMENDMENTS OF THIS agreement.

This Agreement shall automatically terminate without the payment of any penalty, in the event of its assignment, as that term is used in the 1940 Act and the rules thereunder; and this Agreement shall not be amended with respect to any Fund unless such amendment be approved (a) at a meeting by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Fund who are not interested persons of the Fund or of the Adviser or Subadviser; and (b) to the extent required by the 1940 Act or the rules and regulations thereunder, and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff, by the affirmative vote of the outstanding shares of the Fund.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS agreement.

This Agreement shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a)               Either party or, with respect to any Portfolio, the related Fund may at any time terminate this Agreement by not more than sixty days’ nor less than thirty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

(b)               With respect to any Portfolio, if (i) the Trustees of the related Fund or the shareholders by the affirmative vote of a majority of the outstanding shares of such Fund, and (ii) a majority of the Trustees of such Fund who are not interested persons of such Fund or of the Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later, or

(c)               With respect to any Fund, automatically upon termination of the Adviser’s investment management contract with the Fund.

Action by a Fund under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund.

Termination of this Agreement pursuant to this Section 5 will be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares of a Fund” means the affirmative vote, at a duly called and held meeting of shareholders of such Fund, (a) of the holders of 67% or more of the shares of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of such Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, and the Rules and Regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the United States Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

7.	NON-LIABILITY OF SUBADVISER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to any liability to the Adviser, any Fund or to any shareholder of any Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	USE OF NAME

The Subadviser consents to and grants a non-exclusive license for the use by the Funds, in their names or otherwise, of the name “PanAgora” (the “PanAgora Name”) and any derivatives thereof, as well as any logos that are now or shall hereafter be associated with the PanAgora Name, which are the valuable property of the Subadviser. In the event that this Agreement is terminated and the Subadviser no longer acts as subadviser to the Funds, the Subadviser reserves the right to withdraw such license from the Funds, the uses of the PanAgora Name and logos or any such name or logo misleadingly implying a continuing relationship between a Fund and the Adviser or any of its affiliates.

9.	APPLICABLE LAW

This Agreement is made in The Commonwealth of Massachusetts, and it is to be governed by and construed and administered according to the laws of said Commonwealth. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.	FORUM FOR ADJUDICATION OF DISPUTES.

Absent the consent in writing of all parties, the sole and exclusive forum for any action, suit, or proceeding under, arising out of, or relating to this Agreement shall be either the federal courts sitting within the City of Boston in The Commonwealth of Massachusetts or the Business Litigation Session of the Massachusetts Superior Court in Suffolk County.

11.	ADDITIONAL PROVISIONS.

(a)               The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

i.	Any breach of this Agreement;
ii.	Any of the representations and warranties of the Subadviser contained herein becomes untrue after the execution of this Agreement;
iii.	Any proposed assignment of this Agreement;
iv.	Any change in the Subadviser’s financial condition that could impact its abilities to perform its duties pursuant to this Agreement;
v.	The Subadviser becomes aware of any material fact respecting or relating to the Subadviser or the investment strategies of a Fund that is not contained in a Fund’s Registration Statement on Form N-1A, as amended and supplemented from time to time, regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement respecting or relating to the Subadviser, the Subadviser’s investment strategies or a Fund contained therein that becomes untrue in any material respect;
vi.	Any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation or if the Subadviser becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9(b) of the 1940 Act or otherwise that prevents the Subadviser from serving as an investment adviser or performing its duties pursuant to this Agreement;

vii.	The Subadviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under the Agreement; and
viii.	The Subadviser is served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body involving the affairs of any Fund.

(b)               The Subadviser is deemed to be an independent contractor and will, unless otherwise expressly provided or authorized by the Fund or the Adviser, have no authority to act for or represent any Fund in any way or otherwise be deemed an agent of any Fund.

(c)               Although each Fund is not a party hereto and shall have no responsibility for the Adviser’s or the Subadviser’s obligations hereunder, each Fund is named as explicit third party beneficiary of the parties’ agreements hereunder. No shareholder or any person other than the Adviser and the Subadviser is a party to this Agreement, and no shareholder or any person other than the Funds, the Adviser, and the Subadvisor shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement other than the Funds. Without limiting the generality of the foregoing, nothing in this Agreement is intended, or shall be read, (i) to create in any shareholder or person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser or Subadviser, or (ii) to create or give rise to any duty or obligation on the part of the Adviser or Subadviser (including without limitation any fiduciary duty) to any shareholder or person other than the Fund, and all of the rights, duties, and obligations referred to in the foregoing clauses (i) and (ii) are hereby expressly excluded from this Agreement.

(d)               The Subadviser represents and warrants that it is either registered with the Commodity Futures Trading Commission (“CFTC”) as a commodity trading advisor and is a member of the National Futures Association (“NFA”), or is not required to be registered with the CFTC or to be a member of the NFA.

(e)               The Adviser represents that each Fund is a “qualified eligible person” (“QEP”) as defined in CFTC Rule 4.7 (“CFTC Rule 4.7”), and the Trust will promptly notify the Sub-Adviser if the Fund ceases to be a QEP, and hereby consents to each Fund being treated as an “exempt account” under CFTC Rule 4.7.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, PANAGORA ASSET MANAGEMENT, INC. and PUTNAM INVESTMENT MANAGEMENT, LLC have each caused this instrument to be signed in duplicate on its behalf by an officer duly authorized, all as of the day and year first above written.

PUTNAM INVESTMENT MANAGEMENT, LLC By: /s/ Robert T. Burns Robert T. Burns Chief Legal Officer and General Counsel

PANAGORA ASSET MANAGEMENT, INC. By: /s/ Louis X. Iglesias Louis X. Iglesias Chief Compliance Officer

Schedule A

Effective as of July 26, 2017 unless otherwise noted

PUTNAM INVESTMENT FUNDS
- Putnam PanAgora Managed Futures Strategy
- Putnam PanAgora Market Neutral Fund
- Putnam PanAgora Risk Parity Fund

PUTNAM INVESTMENT MANAGEMENT, LLC By: /s/Robert T. Burns Robert T. Burns Chief Legal Officer and General Counsel

PANAGORA ASSET MANAGEMENT, INC. By: /s/Louis X. Iglesias Louis X. Iglesias Chief Compliance Officer

A-1

Schedule B

Putnam PanAgora Managed Futures Fund	0.500%
Putnam PanAgora Market Neutral Fund	1.00%
Putnam PanAgora Risk Parity Fund	First $250 million in fund assets	0.350%
	Next $500 million in fund assets	0.340%
	Next $250 million in fund assets	0.330%
	Over $1 billion in fund assets	0.300%

A-2